                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               INTERVOICE, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- - --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     (3) Filing Party:

- - --------------------------------------------------------------------------------
     (4) Date Filed:

- - --------------------------------------------------------------------------------

                                INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS  75252

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 25, 1996


To the Shareholders of INTERVOICE, INC.:

      The annual meeting of shareholders of InterVoice, Inc., a Texas corporation (the "Company"), will be held on Thursday, July 25, 1996, at 10:00 a.m., local time, at the Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas, for the following purposes:

            1.   To elect the Board of Directors for the ensuing year;

            2. To consider and vote upon a proposal to amend the Company's 1990 Incentive Stock Option Plan to increase from 3,800,000 to 4,550,000 the aggregate number of shares of Common Stock authorized for issuance under the Plan; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 7, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 29, 1996 and the financial statements for such fiscal year are contained in the accompanying 1996 Annual Report. The 1996 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                           By order of the Board of Directors


                                           Daniel D. Hammond
                                           Chairman of the Board
                                           and Chief Executive Officer
Dallas, Texas
June 25, 1996

                                INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS  75252

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 25, 1996


                                  INTRODUCTION

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is June 25, 1996.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director and in favor of the proposal to amend the Company's 1990 Incentive Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.

                 VOTING SECURITIES AND A PRINCIPAL SHAREHOLDER

      Only holders of record of Common Stock at the close of business on June 7, 1996, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 16,173,501 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights.

      The following table sets forth as of June 15, 1996 information with respect to the only shareholder who was known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Name and Address                                   Number of Shares                        Percent
of Beneficial Owner                               Beneficially Owned                       of Class
- - -------------------                               ------------------                       --------
 Gardner Lewis Asset Management                      1,084,100 (1)                           6.7%
 285 Wilmington
 West Chester Pike
 Chadds Ford, Pennsylvania 19317

(1) A Schedule 13G dated February 2, 1996 was filed by Gardner Lewis Asset Management, disclosing its ownership of 1,084,100 shares of Common Stock. The Schedule 13G indicates that 922,400 shares are held subject to sole voting power, 30,900 shares are held subject to shared voting power, 1,084,100 shares are held subject to sole dispositive power, and no shares are held subject to shared dispositive power. Beneficial ownership of the securities of an issuer may be reported on a Schedule 13G only in the event that the reporting person has acquired such securities in the ordinary course of business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

                        VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director and (ii) the number of votes cast for or against, as well as the number of abstentions and broker non-votes, as to the approval of the amendment to the Company's 1990 Incentive Stock Option Plan.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote. An abstention with respect to the proposal to amend the Company's 1990 Incentive Stock Option Plan will effectively count as a vote against such proposal because it requires the affirmative vote of a majority of the outstanding shares of Common Stock.

      Under the rules of the Nasdaq National Market, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. A broker non-vote or other limited proxy as to the proposal to amend the Company's 1990 Incentive Stock Option Plan will be counted towards a meeting quorum but cannot be voted on such proposal and, therefore, will not be considered a part of the voting power with respect to that proposal. This has the effect of reducing the number of shares required to be voted in favor of the proposal in order to approve it.

                               EXECUTIVE OFFICERS

      Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officers of the Company, Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, and Michael W. Barker, President and Chief Operating Officer, is included under "Proposal 1. Election of Directors".

RICHARD O. HERRMANN, age 53, is currently the Senior Vice President of Sales and Marketing, a position he has held since October 1994. From July 1992 to September 1994, he held the position of President with Health Economics
Corporation, a provider of automated claims administration.   Prior thereto, he
served Health Economics Corporation as Senior Vice President and General Manager from 1990 to July 1992.

ROB-ROY J. GRAHAM, age 43, is currently Chief Financial Officer, a position he has held since August 1994; Chief Accounting Officer of the Company, a position he has held since April 1994; and Controller of the Company, a position he has held since August 1992. From June 1990 to August 1992, Mr. Graham served as Vice President and Chief Financial Officer of NAC, Inc., a company engaged in the manufacture and sale of telecommunications equipment.

DWAIN H. HAMMOND, age 39, is currently the Vice President of Research and
Development, a position he has held since September 1994.   Prior thereto, he
served the Company as Vice President - Research and Development Core Systems from September 1993 to September 1994, and as Director of Hardware Development from 1990 to September 1993. Mr. Hammond is the brother of Daniel D. Hammond, Chairman of the Board and Chief Executive Officer.

PHILLIP C. WALDEN, age 51, is currently the Vice President of Manufacturing, a position he has held since June 1991.

JAMES A. BARTON, age 54, is currently Vice President - Field Operations, a position he has held since December 1995. From July 1995 to December 1995, he held the position of Vice President-Customer Operations with AMTECH, Inc., a company engaged in the radio frequency identification business. From October 1988 to February 1995, Mr. Barton served as Center Director-TELINQ Development Center for ADC Telecommunications, Inc., a provider of telecommunications equipment and services.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

      The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board was previously fixed at six. Gerald F. Montry, a director of the Company, has decided not to seek re-election to the Board in order to focus on other business commitments. As a result of Mr. Montry's decision not to seek re-election, five directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The five nominees for director are the current directors of the Company. During the fiscal year ended February 29, 1996 ("fiscal 1996"), the Board of Directors held four meetings.

      The five nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the five nominees for director.

      DANIEL D. HAMMOND, a founder of the Company, is currently the Chairman of the Board of Directors, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr. Hammond, age 44, has served as a director since 1984.

      MICHAEL W. BARKER is currently the President and Chief Operating Officer of the Company and has held these positions since September 1994. From March 1994 to September 1994, Mr. Barker served as Executive Vice President and Chief Operating Officer of the Company. Prior thereto, he served the Company as Senior Vice President of Sales and Marketing from April 1991 to March 1994.
Mr. Barker, age 47, has served as a director since 1994.

      JOSEPH J. PIETROPAOLO, is the former Chief Financial Officer of Transactive Corporation, a company which specializes in electronic benefits transfers, a position he held from August 1994 to March 1996. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo, age 40, has served as a director since 1989.

      GEORGE C. PLATT is currently the President and Chief Executive Officer of InteCom Inc., a wholly-owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. He has held this
position since January 1991.   Mr. Platt, age 55, has served as a director
since 1991.

      GRANT A. DOVE is currently a Managing Partner of Technology Strategies and Alliances, a firm which provides investment banking and consulting services, a position he has held since January 1993. From March 1991 until July 1992, Mr. Dove served as Chairman and Chief Executive Officer of Microelectronics and Computer Technology Corporation, an information technology research consortium. Mr. Dove currently serves as a director of U.S. West, Inc., Cooper Cameron Corp., Control Data Systems, Forefront Group, Inc., and Optek Technology, Inc.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 7, 1996, of each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group.

                                                                                   Common Stock
                                                                              Beneficially Owned (1)
                                                                              ----------------------
                                                                            Number             Percent
Name                                                                        of Shares         of Class
- - ----                                                                        ---------         --------
Directors and Nominees for Director

Daniel D. Hammond . . . . . . . . . . . . . . . . . . . . . . . . . . .     704,100 (2)        4.3%
Michael W. Barker . . . . . . . . . . . . . . . . . . . . . . . . . . .     204,333 (3)        1.3%
Joseph J. Pietropaolo . . . . . . . . . . . . . . . . . . . . . . . . .       8,000 (4)         *
George C. Platt . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21,000 (4)         *
Gerald F. Montry. . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,000 (4)         *
Grant A. Dove   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,000             *

Named Executive Officers (who are not a director or nominee named above)

Rob-Roy J. Graham . . . . . . . . . . . . . . . . . . . . . . . . . . .      43,038 (4)         *
Richard O. Herrmann . . . . . . . . . . . . . . . . . . . . . . . . . .      21,520 (4)         *
Dwain H. Hammond  . . . . . . . . . . . . . . . . . . . . . . . . . . .      40,844 (4)         *

All directors, nominees for directors and executive officers
as a group (11 persons) . . . . . . . . . . . . . . . . . . . . . . . .   1,099,148 (5)        6.8%

 *    Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 194,100 shares not outstanding but subject to currently exercisable stock options.

(3) Includes 170,365 shares not outstanding but subject to currently exercisable stock options.

(4) Shares are not outstanding but are subject to currently exercisable stock options, other than 11,722 shares held by Mr. Graham; 16,170 shares held by Mr. Herrmann; 23,929 shares held by Mr. Dwain Hammond; and 1,600 shares held by Mr. Platt's individual retirement account ("IRA").

(5) Includes 1,600 shares held in an IRA of a director, and 497,463 shares not outstanding but subject to currently exercisable stock options.

COMPENSATION OF DIRECTORS

      All directors who are not employees of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not employees of the Company also receive a fee of $500 for each Board or committee meeting attended. In addition, non-employee directors are eligible for stock option grants under the Company's 1990 Nonqualified Stock Option Plan for Non-Employees (the "Nonqualified Plan"). Pursuant to the Nonqualified Plan, each of Messrs. Pietropaolo, Montry and Platt were automatically granted an option to purchase 4,000 shares of Common Stock on August 1, 1995, which option can be exercised on July 25, 1996, the date of the next annual meeting of shareholders, at the closing market price of the Common Stock on the date of
grant.   If Mr. Dove is elected as a new non-employee director at the 1996 annual meeting of shareholders, he will be granted an option to purchase 18,000 shares of Common Stock on August 1, 1996 at the closing market price for Common Stock on that date, which can be exercised on the date of the 1997 annual meeting of shareholders. If elected as directors at the 1996 annual meeting of shareholders, Messrs. Pietropaolo and Platt each will automatically be granted an option to purchase 4,000 additional shares of Common Stock on August 1, 1996. These options will also become exercisable on the date of the next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

      The Audit Committee, which held eight meetings during fiscal 1996, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit;
(c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Gerald F. Montry, Chairman, Joseph J. Pietropaolo, George C. Platt and Grant A. Dove.

      The Compensation Committee, which held four meetings during fiscal 1996, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options under the 1990 Incentive Stock Option Plan, and the Restricted Stock Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo, Gerald F. Montry and Grant A. Dove.

      The Executive Committee, which generally held monthly meetings during fiscal 1996, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making recommendations concerning those plans to the Board of Directors. Its current members are Daniel D. Hammond, Chairman, and Michael W. Barker.

      The Nominating Committee, which did not meet in fiscal 1996, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Daniel D. Hammond, Chairman, and Michael W. Barker.

         PROPOSAL 2.  AMENDMENT OF THE INTERVOICE, INC. 1990 INCENTIVE
                               STOCK OPTION PLAN

             The InterVoice, Inc. 1990 Incentive Stock Option Plan (the "1990 Incentive Plan") was adopted by the Board of Directors as of December 13, 1990, and was amended by the Board of Directors as of March 24, 1992, April 1, 1993 and June 27, 1994. The 1990 Incentive Plan, as amended, has been approved by the Company's shareholders. As of May 27, 1996, the Board of Directors adopted, subject to shareholder approval, an amendment (the "1990 Incentive Plan Amendment") to the 1990 Incentive Plan to increase from 3,800,000 to 4,550,000 the number of shares of Common Stock authorized for issuance thereunder. A copy of the 1990 Incentive Plan, as proposed to be amended, is attached hereto as Annex A.

      At the annual meeting, the shareholders will be asked to consider and adopt a proposal to approve the 1990 Incentive Plan Amendment.

REASONS FOR AND PRINCIPAL EFFECTS OF THE 1990 INCENTIVE PLAN AMENDMENT

      As of June 13, 1996, options to purchase 3,701,137 shares of Common Stock had been granted under the 1990 Incentive Plan (excluding options to purchase 503,300 shares of Common Stock granted subject to shareholder approval of the 1990 Incentive Plan Amendment, which options are discussed below) and had not expired or been canceled. Therefore, of the 3,800,000 shares of Common Stock currently authorized for issuance under the 1990 Incentive Plan, only 98,863 shares remain available for future grant. The 1990 Incentive Plan is intended to promote and advance the interests of the Company by providing key employees of the Company or its subsidiaries added incentive to continue in the service of the Company and a more direct interest in the future success of its operations. The Board of Directors believes that key employees who have an investment in the Company are more likely to meet and exceed performance goals. The Board of Directors is also of the view that the 1990 Incentive Plan enhances the ability of the Company to attract and retain qualified individuals as employees of the Company. The purpose of the 1990 Incentive Plan Amendment is to continue the 1990 Incentive Plan by increasing by 750,000 shares the aggregate number of shares of Common Stock that may be issued thereunder.

DESCRIPTION OF THE 1990 INCENTIVE PLAN

      The following discussion is subject to the detailed provisions of the 1990 Incentive Plan and is qualified in its entirety by reference to the 1990 Incentive Plan, a copy of which (changed to reflect the 1990 Incentive Plan Amendment) is included herein as Annex A.

      The 1990 Incentive Plan provides for the granting of stock options to key employees of the Company or any of its subsidiaries, including executive officers and employees who are also directors of the Company or its subsidiaries. Approximately 410 employees of the Company are presently eligible to participate in the 1990 Incentive Plan. The 1990 Incentive Plan provides for the granting of options which are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and also provides for the granting of nonqualified stock options.

      The 1990 Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full authority, subject to the provisions of the 1990 Incentive Plan, to determine the key employees who shall receive options under the 1990 Incentive Plan, the timing of such option grants, the number and purchase price of shares of Common Stock to be subject to each such option, the date or dates upon which the options may be exercised, and the other terms of each option. On February 10, 1993, the Compensation Committee adopted resolutions authorizing the Executive Committee of the Board of Directors to grant stock options to key employees, other than key employees who are also officers and/or "reporting persons" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The Executive Committee may only grant stock options covering up to 5,000 shares of Common Stock to any one employee during any fiscal year. All grants of options by the Executive Committee must be ratified by the Compensation Committee.

      The exercise price at which shares of Common Stock may be purchased pursuant to an option granted under the 1990 Incentive Plan may not be less than 100% of the fair market value of such shares on the date the option is granted. The exercise price of all options granted to date has been equal to the closing market price of Common Stock on the date of grant. Additionally, in the case of options granted to a person who owns more than 10% of the voting stock of the Company, the exercise price may not be less than 110% of the fair market value on the date of grant. Subject to these limitations, the terms and other conditions applicable to each option granted under the 1990 Incentive Plan generally are determined by the Compensation Committee at the time of grant of each option.

      If an optionee dies or becomes disabled while employed by the Company, the optionee (if such optionee is disabled) or the optionee's estate (if such optionee is deceased) would have six months from the date of death or disability to exercise the option, provided that such option had been exercisable at the time of such death or disability and that the date of exercise would otherwise be within the option period. If the employment of the optionee terminates for any other reason, he would have 30 days from the date of termination to exercise the option, provided that such option had been exercisable at the time of his termination and that the date of exercise would otherwise be within the option period. If the optionee is removed for fraud, dishonesty or other acts detrimental to the Company, such option would be void.

      The 1990 Incentive Plan contains provisions providing for adjustment of the numbers of shares available for option grants and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, share combinations or certain other events. Each option is evidenced by a written agreement between the Company and the optionee, incorporating the terms and conditions of the 1990 Incentive Plan.

      Options granted under the 1990 Incentive Plan may be of such duration as shall be determined by the Board of Directors, but no such option may be exercised after ten years from the date of grant (five years in the case of an optionee holding more than 10% of the Company's voting stock).

      The options are not transferable by an optionee, otherwise than by will or by the laws of descent and distribution, and, during the lifetime of the optionee, are exercisable only by such optionee.

      The Board may from time to time amend, modify, suspend or terminate the 1990 Incentive Plan. Nevertheless, no such amendment, modification, suspension or termination may (a) impair any options theretofore granted under the 1990 Incentive Plan or deprive any optionee of any shares of Common Stock which such optionee might have acquired through or as a result of the 1990 Incentive Plan or (b) be made without the approval of the shareholders of the Company where such change would (i) increase the total number of shares of Common Stock which may be granted under the 1990 Incentive Plan or decrease the exercise price under the 1990 Incentive Plan (other than in accordance with the 1990 Incentive Plan's antidilution provisions), (ii) materially alter the class of persons eligible to be granted options under the 1990 Incentive Plan, (iii) materially increase the benefits accruing to optionees under the 1990 Incentive Plan or
(iv) extend the term of the 1990 Incentive Plan or the option period.

      Unless sooner terminated, the 1990 Incentive Plan will expire on December 13, 2000.

FEDERAL INCOME TAX CONSEQUENCES

      Incentive Stock Options. An optionee will not recognize income for federal income tax purposes upon the grant or the exercise of an incentive stock option pursuant to the 1990 Incentive Plan. The basis of shares transferred to an optionee pursuant to the exercise of an incentive stock option is the price paid for such shares. If the optionee holds shares transferred pursuant to the exercise of an incentive stock option for at least one year after the transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon the sale of the shares received upon exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares or, if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the optionee upon such disposition will be a capital gain.

      The excess of the fair market value of the shares received upon the exercise of an incentive stock option over the option price for such shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

      The Company is not entitled to a deduction upon the exercise of an incentive stock option by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following the transfer of the shares to the optionee or two years after the grant of the option, however, the Company may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

      Nonqualified Stock Options. An optionee will not recognize income for federal income tax purposes upon the grant of a nonqualified stock option pursuant to the 1990 Incentive Plan. Except as described below in the case of an "insider" subject to Section 16(b) of the Exchange Act who exercises his or her option less than six months from the date of grant, upon the exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. In the absence of an election pursuant to Section 83(b) of the Code, an "insider" subject to Section 16(b) of the Exchange Act who exercises a nonqualified stock option less than six months from the date the option was granted will recognize ordinary income on the date six months after the date of grant in an amount equal to the excess of the fair market value of the shares on such date over the option price of such shares. An optionee subject to Section 16(b) of the Exchange Act can avoid such deferral by making an election pursuant to Section 83(b) of the Code, no later than 30 days after the date of exercise. Executive officers, directors and 10 percent shareholders of the Company generally will be considered to be "insiders" for purposes of Section 16(b) of the Exchange Act.

      Income recognized upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time such income is recognized, and the Company must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the optionee due to the exercise of a nonqualified stock option at the time of such recognition by the optionee.

      The basis of shares transferred to an optionee pursuant to the exercise of a nonqualified stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

GRANTS TO EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

      The Compensation Committee and, to the extent discussed above, the Executive Committee have full discretion to determine the total amount of stock option awards that will be made each year, as well as the amount to be awarded to each employee, under the 1990 Incentive Plan. Therefore, it is not possible at this time to determine the level of awards which will be made for any particular individual or group under the 1990 Incentive Plan.

      Subject to shareholder approval of the 1990 Incentive Plan Amendment, the Compensation Committee awarded options to purchase 503,300 shares of Common Stock under the 1990 Incentive Plan to 45 employees of the Company, including 334,550 shares granted to all seven executive officers and 168,750 shares granted to other employees. Pursuant to these awards, the executive officers were granted options to purchase the following numbers of shares of Common
Stock: Richard O. Herrmann, 12,250 shares; Rob-Roy J. Graham, 16,500 shares; Dwain H. Hammond, 9,650 shares; Phillip C. Walden, 7,900 shares; and James A. Barton, 8,250 shares. The stock options granted to these officers can be exercised at the price per share of $27.25, the closing price of Common Stock reported on the Nasdaq National Market on the date of grant, April 9, 1996. On June 21, 1996, Gordon Givens, an officer of the Company, was granted an option to purchase 30,000 shares under the 1990 Incentive Plan in connection with his promotion to manage the Company's European operations. The Compensation Committee granted Daniel D. Hammond and Michael W. Barker options to purchase 180,000 and 100,000 shares of Common Stock, respectively, in partial consideration for their commitments and obligations under new employment agreements. Such employment agreements, which include covenants by Messrs. Hammond and Barker not to compete with the Company for a period of time if they should cease to be employed by it, are discussed in the section entitled "Agreements with Executive Officers". To generally coincide with the three-year terms of their respective employment agreements, the stock options granted to Messrs. Hammond and Barker will become exercisable in equal amounts on the first three annual anniversaries of the date they entered into their employment agreements, June 21, 1996. The stock options granted to Messrs. Graham and Givens will also become exercisable in equal amounts on the first three anniversaries of the date of grant. The stock options granted to the Company's other key employees and executive officers will become exercisable in equal amounts on the first five annual anniversaries of the date of grant. The stock options granted on June 21, 1996 can be exercised at the closing price of Common Stock reported on the Nasdaq National Market on that date, $20.75. The stock options conditionally granted on April 9, 1996 and June 21, 1996 will automatically be canceled if the 1990 Incentive Plan Amendment is not approved by the shareholders. See the "Summary Compensation Table" below for a discussion of stock options granted to the Named Officers as of the end of fiscal 1996 under the 1990 Incentive Plan.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock on the record date is required to approve the adoption of the 1990 Incentive Plan Amendment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE 1990 INCENTIVE PLAN AMENDMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

                             EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is responsible for determining the compensation program for the Chairman of the Board and Chief Executive Officer of the Company, and for reviewing and approving the compensation programs for the Company's other executives. The Compensation Committee, which is composed entirely of directors who are not employees of the Company, has reviewed and approved all terms of compensation and benefits payable to the Chairman of the Board and Chief Executive Officer of the Company. In accordance with applicable federal securities laws, all decisions relating to awards to executive officers or other "insiders" under the Company's 1990 Incentive Plan and the Company's Restricted Stock Plan are made solely by the Compensation Committee.

      As part of the process for setting executive compensation, the Compensation Committee authorizes and directs the Chief Executive Officer and the Executive Committee to review and propose compensation levels for the Company's officers to the Compensation Committee for its consideration and approval. The Executive Committee is also directed from time to time to work with the Company's compensation consultants and other professionals to review and propose new compensation programs and modifications to existing compensation programs for the Compensation Committee's review and approval.

      In accordance with the rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the Compensation Committee of the Board of Directors addressing the Company's compensation policies as they relate to the executive officers for fiscal 1996.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice, Inc.:

      COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities which are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the electronics, computer and telecommunications industries.

      For fiscal 1996, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance and (iii) long term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 1996. The Company generally targets the aggregate annual base salary, bonus opportunities and long-term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the electronics, computer and telecommunications industries. The Compensation Committee believes that compensation levels above the mid-point for its comparison group are appropriate based on the Company's above average historical growth in revenue and earnings.

      Generally, both cash bonus and equity based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1994 to fiscal 1996. The Compensation Committee determined to put a greater emphasis on incentive compensation for fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, Ernst & Young LLP was hired to serve as an independent compensation consultant for fiscal 1995 and fiscal 1996. In this capacity, Ernst & Young LLP analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for electronics, computer and telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

      STOCK OWNERSHIP GUIDELINES. In April 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company. These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of five times annual salary for the Chairman of the Board and Chief Executive Officer to one times annual salary for key executives below the vice president level.

      Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines have provided for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee intends to monitor each executive's progress towards achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 1996 COMPENSATION.

      Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparably responsible positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee and the Executive Committee reviewed the compensation surveys provided by Ernst & Young LLP. Annual salaries, including increases to salaries, for fiscal 1996 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Executive Committee, by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels.

      The employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Daniel D. Hammond, requires the Compensation Committee to conduct an annual review of Mr. Hammond's base salary. The Compensation Committee analyzed the compensation surveys provided by Ernst & Young LLP pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. The base salary of $284,700 for Mr. Hammond was based on an analysis and review of his individual performance and the Company's performance, and was unchanged from fiscal 1995. The Compensation Committee believes that this salary level, which was above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance for the prior fiscal year. See "Agreements with Executive Officers" for a discussion of the employment agreement with Mr. Hammond.

      Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings, and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer and other officers who served on the Executive Committee during fiscal 1996, and the Company's Chief Financial Officer, were based on formulas which compensated such officers for earnings per share achieved for fiscal 1996. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenue. The Compensation Committee believes that the Company's earnings per share should continue to serve as a basis for a significant component of the total compensation for these officers.

      The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 1996 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. The annual bonuses for these other executive officers were generally contingent upon the Company attaining a targeted annual earnings per share objective determined by the Compensation Committee, which was achieved for fiscal 1996. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and cost containment. The aggregate of quarterly and annual bonuses paid to officers, including members of the Executive Committee, for fiscal 1996 ranged from approximately 15% to 145% of base salary.

      Pursuant to his original employment agreement, the Chairman of the Board and Chief Executive Officer of the Company, Mr. Hammond, received a bonus of $2,000 for each one cent in earnings per share up to ten cents and $4,000 for each one cent in earnings per share over ten cents up to the amount of his base salary. For fiscal 1996, the formula- based bonus in Mr. Hammond's employment agreement was amended to increase the maximum bonus opportunity from 100% to 150% of his annual base salary, to properly compensate him for the achievement of growth in earnings per share. Based on this formula and the earnings per share achieved by the Company, Mr. Hammond received a bonus of $414,000 which was equal to 145% of his base salary of $284,700 for fiscal 1996. The employment agreement with Mr. Hammond also permits payment of an additional discretionary bonus if the Compensation Committee determines that such a bonus is appropriate. No such discretionary bonus was paid to Mr. Hammond for fiscal 1996. The increase to Mr. Hammond's bonus from fiscal 1995 to fiscal 1996 reflected the 32% increase in the Company's earnings per share for the same period (excluding the one-time charge associated with the acquisition of VoicePlex Corporation by the Company). Mr. Hammond's combined salary and bonus increased 14.9% from fiscal 1995 to fiscal 1996 as compared to a 27% increase in revenues and a 52% increase in earnings (excluding the one-time charge for the VoicePlex acquisition) for the same period. Mr. Hammond's employment agreement is discussed below in the section entitled "Agreements with Executive Officers".

      Long-Term Equity Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 1996 consisted of incentive stock options granted under the Company's 1990 Incentive Plan and restricted stock awarded under the Company's Restricted Stock Plan. Unlike cash, the value of a stock option or a share of restricted stock will not be immediately realized and does not result in a current expense to the Company.

      The stock options are granted at the prevailing market value and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year to five-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Shares of restricted stock will only have value to the employee if the employee remains with the Company until the restrictions have lapsed, which was two years in the case of all restricted stock awards for fiscal 1996.

      The Compensation Committee determines from time to time the executive officers who shall receive options or shares of restricted stock under the Company's 1990 Incentive Plan and Restricted Stock Plan, the timing of such awards, the number of shares of Common Stock to be subject to each award and the other terms of each award. During fiscal 1996, stock option and restricted stock awards were made in light of a compensation review and recommendations prepared by Ernst & Young LLP comparing stock option and restricted stock awards to officers by the Company to awards made by 11 companies in the telephone and telegraph apparatus industry whose description of business and revenues most closely approximated those of the Company (these companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph").

      Grants to individual officers during fiscal 1996 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity based incentive opportunities was also considered by the Compensation Committee in determining stock option and restricted stock awards. The Compensation Committee granted options covering 287,900 shares of Common Stock to officers of the Company during fiscal 1996. The Compensation Committee granted stock options covering 42,300 shares of Common Stock to Mr. Hammond during fiscal 1996 in recognition of his performance and contribution to the Company's increased revenues and earnings for fiscal 1995. The Compensation Committee awarded up to 123,535 shares of restricted stock to officers of the Company during fiscal 1996. Pursuant to these awards Mr. Hammond was awarded up to 46,145 shares of restricted stock. The Company will issue Mr. Hammond 20% of the maximum number of shares awarded to him if and when the closing price per share of Common Stock as quoted on the Nasdaq National Market first equals or exceeds each of the following targets for 20 consecutive market days: $18.91; $23.63; $29.54; $36.93; and $46.16. The
Company issued 9,229 shares of restricted stock to Mr. Hammond under this award during fiscal 1996.

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 1996 adequately reflect the Company's compensation goals and policies.

June 21, 1996

                                                    COMPENSATION COMMITTEE OF
                                                    THE BOARD OF DIRECTORS

                                                    George C. Platt
                                                    Joseph J. Pietropaolo
                                                    Gerald F. Montry
                                                    Grant A. Dove

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 1996 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 29, 1996, February 28, 1995 and February 28, 1994.

                                                                          LONG TERM COMPENSATION
                                                                         ------------------------
                                               ANNUAL COMPENSATION                AWARDS
- - -------------------------------------------------------------------      ------------------------
                                                                         Restricted   Securities      All Other
                                                                           Stock      Underlying       Compen-
   NAME AND PRINCIPAL POSITION      Year       Salary (1)    Bonus       Awards (2)     Options       sation (3)
- - ------------------------------------------------------------------------------------------------------------------------

Daniel D. Hammond                   1996        $284,700    $414,000       $197,270       42,300         $7,297
                                    ----
Chairman of the Board and Chief     1995         284,700     334,700           ----         ----          4,723
                                    ----
Executive Officer                   1994         260,000     251,140           ----      180,000          4,497
                                    ----

Michael W. Barker                   1996         220,000     212,000       $164,374       52,700          7,475
                                    ----
President and Chief Operating       1995         210,000     162,523           ----      137,500              0
                                    ----
Officer                             1994         102,000      86,690           ----       16,700              0
                                    ----

Richard O. Herrmann (4)             1996         184,950      79,016        $98,624       16,050          3,137
                                    ----
Senior Vice President of            1995          71,654      26,064           ----       50,000           ----
                                    ----
Sales and Marketing                 1994            ----        ----           ----                        ----
                                    ----

Rob-Roy J. Graham                   1996         119,063      53,000        $98,624       17,150          5,851
                                    ----
Secretary                           1995         100,000      41,608           ----       17,400          3,000
                                    ----
Chief Financial Officer             1994          80,460      11,519           ----        6,000          2,413
                                    ----
Chief Accounting Officer
Controller

Dwain H. Hammond                    1996         124,146      23,960        $98,624       10,750          2,636
                                    ----
Vice President of Research and      1995         107,303      20,947           ----       18,000          2,426
                                    ----
Development                         1994          89,944      13,356           ----        7,000          2,698
                                    ----

(1) Includes amounts deferred at the executive officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(2) The Named Executives were issued shares of restricted Common Stock (the "Restricted Shares") on July 26, 1995. Awards of 9,229 Restricted Shares to Mr. Hammond, 7,690 Restricted Shares to Mr. Barker and 4,614 Restricted Shares to each of Messrs. Herrmann, Graham and Dwain Hammond were made under the InterVoice, Inc. Restricted Stock Plan. Any Restricted Shares awarded to a Named Executive will be forfeited if the Named Executive's employment with the Company voluntarily or involuntarily terminates for any reason (including death, disability or retirement) within two years after the date upon which the Restricted Shares were issued to such Named Executive. The value of Restricted Shares is based on the closing price of the Company's Common Stock on July 26, 1995 on the Nasdaq National Market. At February 29, 1996, the aggregated Restricted Share holdings in shares (and dollars) were 9,229 ($220,389) for Mr. Hammond, 7,690 ($183,637) for Mr. Barker and 4,614 ($110,182) for each of
Messrs. Herrmann, Graham and Dwain Hammond. The Restricted Shares disclosed in this table will earn dividends when, as, and if dividends are declared on the Common Stock by the Board of Directors, subject to vesting of the shares of Common Stock. Awards of Restricted Shares made on April 9, 1996, will be reported in the Company's proxy statement for 1997 in accordance with the SEC's rules and regulations.

(3) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan and amounts includable in compensation for Company-paid group term life insurance and spousal travel.

(4) Mr. Herrmann commenced his employment with the Company effective October
1994.

OPTION GRANTS

      The following table sets forth certain information with respect to grants of stock options pursuant to the Company's 1990 Incentive Plan during fiscal 1996 to the Named Officers.

                                                                                           Potential
                                                                                      Realizable Value at
                                                                                    Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                               Individual Grants                      for Option Term (2)
                        --------------------------------------------------------   -------------------------
                          Number of     % of Total
                          Securities     Options
                          Underlying    Granted to
                           Options      Employees     Exercise
                           Granted      in Fiscal       Price      Expiration
Name                          (1)          1996         (/Sh)         Date              5%            10%
- - ----                     -----------    ----------    ---------    ----------        ---------      --------
  Daniel D. Hammond         42,300        8.4%         $21.38       07/25/01          307,502       697,617

  Michael W. Barker         20,000        4.0%          15.13       03/14/01          102,879       233,397
                            32,700        6.5%          21.38       07/25/01          237,714       539,292

  Richard O. Herrmann       16,050        3.2%          21.38       07/25/01          116,676       264,698

  Rob-Roy J. Graham         17,150        3.4%          21.38       07/25/01          124,673       282,840

  Dwain H. Hammond          10,750        2.1%          21.38       07/25/01           78,148       177,290

(1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market) on the date of grant, and become exercisable in equal amounts on the first three anniversaries of the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the six-year period beginning on the date of grant and ending on the option expiration date. For a six-year period beginning February 29, 1996, based on the closing price on the Nasdaq National Market of the Common Stock of $23.88 on such date a share of the Common Stock would have a value on February 28, 2002 of approximately $30.47 at an assumed appreciation rate of 5% and approximately $38.45 at an assumed appreciation rate of 10%.

OPTION EXERCISES AND HOLDINGS

      The following table provides information concerning option exercises in fiscal 1996 and the value of unexercised options held by each of the Named Officers at the end of fiscal 1996.

                                                                                                   Value of
                                                                                                  Unexercised
                                                                             Number of           In-the-Money
                                                                            Unexercised           Options at
                                                                            Options at          Fiscal Year End
                                                                          Fiscal Year End            (1)
                                                                          ---------------       ---------------
                                Shares Acquired                            Exercisable/          Exercisable/
      Name                       on Exercise        Value Realized         Unexercisable         Unexercisable
      ----------------------    --------------     -----------------      ---------------       ---------------
      Daniel D. Hammond               40,000             $432,500             120,000/           $1,350,000/
                                                                               102,300              $780,750

      Michael W. Barker                 ----                 ----             123,634/            1,978,530/
                                                                               149,933             1,466,523

      Richard O. Herrmann               ----                 ----              16,667/              156,253/
                                                                                49,383               352,622

      Rob-Roy J. Graham                 ----                 ----              23,134/              333,097/
                                                                                30,750               204,957

      Dwain H. Hammond                13,334              232,512              10,667/              103,087/
                                                                                25,083               197,163

(1) Values stated are based upon the closing price ($23.88) of the Company's Common Stock as reported on the Nasdaq National Market on February 29, 1996 and the exercise prices of the options.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

      Employment Agreement of Daniel D. Hammond. Mr. Hammond's employment by the Company during fiscal 1996 was encompassed by an employment agreement expiring on February 29, 1996. Such employment agreement would have automatically renewed for one year, in the absence of notice of termination by either party, but was replaced effective March 1, 1996 by the below-discussed renewed and extended employment agreement.

      Mr. Hammond was paid an annual base salary of $284,700 for fiscal 1995. Mr. Hammond's prior employment agreement provided that his base salary be evaluated each year, however, his salary was not increased for fiscal 1996. Under the agreement in effect for fiscal 1996, the Company was obligated to pay an annual bonus to Mr. Hammond equal to $2,000 for each $.01 of earnings per share of the Company up to and including $.10 of earnings per share and $4,000 for each $.01 per share above $.10. For fiscal 1995, the maximum aggregate bonus Mr. Hammond was entitled to receive under this formula based bonus was limited to the amount of his annual base salary for the year. Mr. Hammond's employment agreement was amended by the Compensation Committee in April 1995 to provide that his formula based bonus could not exceed 150% of his annual base salary. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three-year period ended February 29, 1996.

      On June 21, 1996 the Company renewed and extended Mr. Hammond's employment agreement for the three-year period commencing March 1, 1996. Under the new agreement, Mr. Hammond's salary was increased to $341,160. Additionally, Mr. Hammond's annual bonus opportunity was revised so as to be based 50% on the change in earnings per share and 50% on the change in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Hammond's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 125% of his base salary if earnings per share increase by 40% or
more.   With respect to revenues, Mr.  Hammond's bonus opportunity ranges from
25% of his base salary if revenues increase by less than 10% to 125% of his base salary if revenues increase by 40% or more. Finally, in connection with the renewal and extension of Mr. Hammond's employment agreement, he was awarded the previously described option covering 180,000 shares of Common Stock under the 1990 Incentive Plan.

      The new renewed and extended employment agreement for Mr. Hammond is substantially the same as his prior employment agreement with the exception of the salary, bonus and stock option provisions discussed above. Mr. Hammond's prior employment agreement, which was in effect during fiscal 1996, included all of the terms which are discussed in this paragraph. Except as discussed below, the agreement requires that Mr. Hammond not compete with the Company while he renders services under the agreement and for a period of eighteen months thereafter. The new agreement also continues to provide that the Company may pay Mr. Hammond an additional discretionary bonus in an amount to be approved by the Board of Directors of the Company. The agreement further provides that the Company may only terminate Mr. Hammond for cause or because he has become disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving twelve months' prior notice, the Company must pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Hammond would receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond may terminate his employment for any reason by giving twelve months' prior written notice. Mr. Hammond will be released from his covenant not to compete if he is terminated by the Company without cause and without being disabled, or if he elects to terminate his employment after a default by the Company prior to a triggering event or after a triggering event for good reason. If Mr. Hammond's employment is terminated without cause, the Company shall be obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 180,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement will become completely exercisable, to the extent that the option is not already exercisable as of such date.

      Employment Agreement of Michael W. Barker. Mr. Barker's employment by the Company during fiscal 1996 was encompassed by an employment agreement expiring on August 31, 1996. Mr. Barker's employment agreement was replaced effective March 1, 1996 by the below-discussed renewed and extended employment agreement.

      Mr. Barker was paid an annual base salary of $220,000 for the portion of fiscal 1995 covered by his prior agreement, and his base salary was not increased for the fiscal year ending February 29, 1996. Under such agreement, the Company was obligated to pay an annual bonus to Mr. Barker equal to $2,000 for each $.01 in earnings per share. For fiscal 1995, the aggregate bonus paid to Mr. Barker could not exceed his annual base salary for the year. For fiscal 1996, Mr. Barker's employment agreement was amended to provide that the bonus payable to him may not exceed 150% of his annual base salary. Mr. Barker was also granted an option to purchase 50,000 shares of Common Stock in connection with the execution of his prior agreement. The agreement further provided that the Company could only terminate Mr. Barker's employment for cause or if he became disabled (as such terms are defined in the agreement). If Mr. Barker was terminated for cause the Company would have no liability for further payments to him. If, however, Mr. Barker was terminated without cause, or if Mr. Barker terminated his agreement for good reason (as defined in the agreement), the Company would have to pay him a lump sum amount equal to his base salary in effect at the time of termination through the last to occur of the expiration date of his agreement or 90 days from the date of termination. If Mr. Barker became completely disabled, the Company would have to pay him an amount equal to his base salary in effect at the time of disability through the end of the month that his agreement terminated due to disability.

      On June 21, 1996 the Company renewed and extended Mr. Barker's employment agreement for the three-year period commencing March 1, 1996. Under the new agreement, Mr. Barker's salary was increased to $250,000. Additionally, Mr. Barker's annual bonus opportunity was revised so as to be based 50% on the change in earnings per share and 50% on the change in revenues, in each case as compared to the immediately preceding fiscal year unless revenues or earnings per share are less than they were for fiscal 1996. If revenues or earnings per share, as the case may be, for the immediately preceding fiscal year are less than they were for fiscal 1996, then such change will be compared to fiscal 1996. With respect to earnings per share, Mr. Barker's bonus opportunity ranges from 10% of his base salary if earnings per share do not decrease more than 10% from the base fiscal year to 100% of his base salary if earnings per share increase by 40% or more. With respect to revenues, Mr. Barker's bonus opportunity ranges from 20% of his base salary if revenues increase by less than 10% to 100% of his base salary if revenues increase by 40% or more. Other than the matters discussed in this paragraph, Mr. Barker's employment agreement is substantially the same as Mr. Hammond's new renewed and extended employment agreement, which is discussed above. Finally, in connection with the renewal and extension of Mr. Barker's employment agreement, he was awarded the previously described option covering 100,000 shares of Common Stock under the 1990 Incentive Plan.

                            STOCK PERFORMANCE GRAPH

      The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 29, 1996, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 -- Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1991 in the Company's Common Stock and each such index.





               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                    OF COMPANY, INDUSTRY AND BROAD MARKET

                                   [GRAPH]



- - ---------------------------------------------------------------------------------------------------------
                            1991          1992          1993           1994          1995           1996
- - ---------------------------------------------------------------------------------------------------------
InterVoice, Inc.          100.00        129.82        217.54        315.79         424.56         670.18
- - ---------------------------------------------------------------------------------------------------------
Industry Index            100.00        118.08        138.93        166.19         188.95         272.88
- - ---------------------------------------------------------------------------------------------------------
Broad Market              100.00        110.51        110.69        141.04         134.65         185.93
- - ---------------------------------------------------------------------------------------------------------

                   *ASSUMES $100 INVESTED ON MARCH 1, 1991
                         ASSUMES DIVIDENDS REINVESTED
                     FISCAL YEAR ENDING FEBRUARY 28, 1996

                             CERTAIN  TRANSACTIONS

      For information concerning agreements between the Company and Daniel D. Hammond and Michael W. Barker see "Agreements With Executive Officers".

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      During the year ended February 29, 1996, each of Richard O. Herrmann, Rob-Roy J. Graham, and Steven Polsky inadvertently failed to report a transaction in a timely manner on the Statement of Changes in Beneficial Ownership on Form 4. The transactions were subsequently reported on an Annual Statement of Changes in Beneficial Ownership on Form 5 for fiscal 1996. In making this disclosure the Company has relied solely on written representations of its current and former executive officers and directors and copies of the reports filed by them with the Securities and Exchange Commission.

                                    AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 1997. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 1996 is not required.

      During the fiscal year ended February 29, 1996, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission. All services provided were approved, and the possible effect on the independence of such firm were considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

      Representatives of Ernst & Young LLP are expected to attend the 1996 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

      Shareholder proposals intended to be included in the Company's proxy statement relating to the 1997 annual meeting of shareholders must be received by the Company at its office in Dallas, Texas, addressed to the Secretary of the Company, no later than March 25, 1997.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $9,000 plus out- of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.


                                                   INTERVOICE, INC.


                                                   DANIEL D. HAMMOND
                                                   CHAIRMAN OF THE BOARD
                                                   AND CHIEF EXECUTIVE OFFICER

Dallas, Texas
June 25, 1996

                                                                         ANNEX A

                                INTERVOICE, INC.
                       1990 INCENTIVE STOCK OPTION PLAN*

                As amended and restated effective April 9, 1996

    1. Purpose. This InterVoice, Inc. 1990 Incentive Stock Option Plan (the "Plan") is intended as an incentive for, and to encourage stock ownership by, key employees of InterVoice, Inc. (the "Company"), or any Affiliate (as used herein, the term "Affiliate" means any parent or subsidiary corporation of the Company within the meaning of Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code")), so that such employees may acquire or increase their equity interest in the success of the Company, and to encourage them to remain in the employ of the Company or any Affiliate. Unless otherwise specified in the option agreement, it is intended that each option granted under this Plan will qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.

    2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The interpretation and construction by the Board of any provisions of the Plan or of any option granted under it shall be final. The Board shall have the authority to appoint a Committee to assume the duties and responsibilities of administering the Plan. The Committee, if such be established by the Board, shall be composed of no less than three (3) persons (who shall be members of the Board), each of whom shall be a "disinterested person" as defined in Section 3 hereof, and such Committee shall have the same power, authority and rights in the administration of the Plan as the Board. No director shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

    3. Eligibility. The Board shall determine from time to time the persons who shall receive options hereunder; provided, however, options may be granted hereunder only to persons who, at the time of the grant thereof, are key employees of the Company or any Affiliate; provided further, that any decision to award Options hereunder to any director/employee or officer of the Company or the determination of the maximum number of shares of Stock (as hereinafter defined) which may be subject to option to any director/employee or officer shall be made by either (i) the Board, a majority of the directors of which and a majority of the directors acting in such matter shall be disinterested persons as defined herein or (ii) the Committee appointed by the Board pursuant to Section 2 hereof. For purposes of this Plan, "disinterested person" shall mean any person who is an administrator of the Plan who is not at the time he exercises discretion in administering the Plan eligible and has not at any time within one year prior thereto been eligible for selection as a person to whom stock may be allocated or to whom stock may be granted pursuant to the Plan or any other plan of the Company or any Affiliate entitling the participants therein to acquire stock, stock options, or stock appreciation rights of the Company or any Affiliate.

    Notwithstanding any provision contained herein to the contrary, a person shall not be eligible to receive an option hereunder if he, immediately before such option is granted, owns (within the meaning of Sections 422 and 424 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, unless at the time the option is granted, the option price per share of Stock (as hereinafter defined) is at least one hundred ten percent (110%) of the fair market value of each share of Stock subject to the option and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

    4. Stock. The stock subject to the options shall be shares of the Company's authorized but unissued or reacquired Common Stock, no par value per share (herein sometimes called "Stock"). The aggregate number of shares which may be issued under options granted pursuant to this Plan shall not exceed [three million eight hundred thousand (3,800,000)] FOUR MILLION FIVE HUNDRED FIFTY THOUSAND (4,550,000) shares of Stock. The limitations established by each of the preceding sentences shall be subject to adjustment as provided in
Section 5(h) of the Plan.

    5. Terms and Conditions of Options. The stock options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by an agreement in such form as the Board shall approve, which agreement shall comply with and be subject to the following terms and conditions:

         (a) Optionee's Agreement. As consideration for the granting of an option under the Plan, each optionee must agree to use his best efforts for the benefit of the Company during his tenure of employment, but nothing in the Plan or agreement shall be deemed to limit the right of the Company to terminate any optionee's employment at any time for or without cause.

         (b) Number of Shares. The option shall state the number of shares which it covers.





__________________________________

* Language added by amendment adopted by the Board of Directors on April 9, 1996 is underscored. Deleted language is in brackets.

         (c) Option Price. The option shall state the option price, which shall be not less than 100% of the fair market value per share of said Stock on the date of the grant of the option or, if applicable, the amount specified in Section 3 hereof.

         (d) Medium and Time of Payments. The option price shall be payable upon the exercise of the option in cash or by check. Exercise of an option shall not be effective until the Company has received written notice of exercise, specifying the numbers of whole shares to be purchased, accompanied by payment in full of the aggregate option price of the number of shares purchased. The Company shall not in any case be required to issue and sell a fractional share of stock.

         (e) Term and Exercise of Options. Except as provided in Section 3 and Sections 5(f), (g) and (h), the period of time within which an option may be exercised shall be such period of time specified in the option agreement, provided that such period shall in no event extend past the tenth anniversary of the date the option was granted. During the period within which an option is exercisable, it shall be exercisable only in accordance with the terms specified in the option agreement. Options granted hereunder shall be exercisable during the optionee's lifetime only by him or by his guardian or legal representative. Anything herein to the contrary notwithstanding, on the tenth anniversary date of the date the option was granted (or on the fifth anniversary if granted to an employee who is a greater than ten percent (10%) shareholder as discussed in Section 3 hereof), it shall expire and be void with respect to any shares subject thereto which have not been theretofore purchased.

         (f) Termination of Employment Except for Death or Disability. In the event that the optionee shall cease to be employed by the Company or an Affiliate for any reason other than his death or disability (within the meaning of Section 105(d)(4) of the Code), an option granted hereunder, to the extent not then exercisable in accordance with its terms, shall terminate and be without further effect. To the extent the option is exercisable on the date of such termination, it may be exercised by the optionee within the thirty-day period following such termination, subject however to the condition that no option shall be exercisable after the expiration of ten years from the date such option was granted or such shorter period as may be provided in the option agreement pursuant to
    Section 5(e) hereof, and such option, to the extent not exercised within said thirty-day period, shall in all events terminate upon the expiration of said thirty-day period. Whether authorized leave of absence or absence due to military or governmental service shall constitute termination of employment, for the purpose of the Plan, shall be determined by the Board, which determination shall be final and conclusive.

         (g) Death or Disability of Optionee and Transfer of Option. If the optionee shall die or become disabled while in the employ of the Company or an Affiliate, an option granted hereunder, to the extent not then exercisable in accordance with its terms, shall terminate and be without further effect. To the extent the option is exercisable on the day of death or disability, it may be exercised at any time within six months after the optionee's death or disability (subject to the condition that no option shall be exercisable after the expiration of ten years from the date such option was granted or such shorter period as may be provided in the option agreement in accordance with Section 5(e) hereof) by the optionee if he has become disabled while in the employ of the Company or an Affiliate, or if he shall die while in the employ of the Company or an Affiliate, by the executors or administrators of the optionee's estate or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance, and such option, to the extent not exercised within said six-month period, shall in all events terminate upon the expiration of such six-month period.

         (h) Adjustments. The aggregate number and class of shares of Stock on which options may be granted hereunder, the number and class of shares thereof covered by each outstanding option, and the price per share thereof in each such option, shall all be proportionately adjusted for any increase or decrease in the number of outstanding shares of Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration therefor in money, services or property.

         If the Company shall be the surviving corporation in any merger or consolidation, any option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the option would have been entitled. A dissolution or liquidation of the Company shall cause every option outstanding immediately prior to such dissolution or liquidation to terminate, whether such option is not then exercisable according to its terms or is then exercisable according to its terms but simply has not been exercised by the optionee (or his successor in interest if the optionee be deceased).

         A merger or consolidation in which the Company is not the surviving corporation shall cause every option outstanding immediately prior to such merger or consolidation to become exercisable in full by the optionee. The Company shall give all optionees notice in writing thirty days prior to the effective date of such merger or consolidation to allow the optionees an opportunity to exercise their options. Every option shall terminate as of the effective date of such merger or consolidation. Notwithstanding the foregoing, a merger effected solely for the purposes of reincorporating the Company in a jurisdiction other than that in which the Company is then incorporated shall not be subject to the provisions of this paragraph; provided that all outstanding options are assumed by the surviving corporation.

         (i) Rights as a Shareholder. An optionee (or his successor in interest if he be deceased) shall have no rights as a shareholder with respect to any shares covered by his option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5(h) hereof.

         (j) Modification, Extension and Renewal of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Board may modify, extend or renew outstanding options granted under the Plan. Notwithstanding the foregoing, however, no modification of an option shall, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.

         (k) Investment Purpose. Each optionee receiving an option pursuant hereto must represent that any shares purchased pursuant to the option will be or are acquired for his own account for investment and not with a view to, or for offer or sale in connection with, the distribution of any such shares; provided, however, that such representation need not be given if
    (i) the shares to be subject to such option to be granted to such optionee have been registered under the Securities Act of 1933 ("Securities Act") and registered or qualified, as the case may be, under applicable state securities laws or (ii) counsel to the Company determines that such registration is not necessary for purposes of compliance with applicable federal and state securities laws. Prior to the purchase of shares of Common Stock on exercise of an option, or any part thereof, the optionee shall give such further representations of an investment or other nature as reasonably required by the Company in order to comply with applicable federal and state securities laws. Furthermore, nothing herein or in any option granted hereunder shall require the Company to issue any shares upon exercise of any option if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any other applicable statute or regulation then in effect. Nothing herein shall prohibit the optionee from using any shares acquired pursuant to any option granted hereunder as collateral or security for any debt, loan or other obligation.

         (l) Other Provisions. The option agreements authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Board shall deem advisable. If the option is designated as an incentive stock option in the option agreement, such agreement shall contain such limitations and restrictions upon the exercise of the option to which it relates as shall be necessary for the option to which such Agreement relates to constitute an incentive stock option within the meaning of section 422(b) of the Code.

         (m) Assignability. No option shall be transferable by optionee other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the optionee only by the optionee, or if the optionee is legally incompetent, by the optionee's legal representative.

    6. Indemnification. Each director ("Indemnified Party") shall be indemnified by the Company against all costs and reasonable expenses, including attorneys' fees, incurred by him in connection with any action, suit or proceeding, or in connection with any appeal thereof, to which he may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by such Indemnified Party in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by such Indemnified Party in satisfaction of a judgment in any such action, suit or proceeding, provided that within 60 days after institution of any such action suit or proceeding such Indemnified Party shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same; and provided further, however, anything contained in the Plan to the contrary notwithstanding, there shall be no indemnification of an Indemnified Party who is adjudged by a court of competent jurisdiction to be guilty of, or liable for, willful misconduct, gross neglect of duty, or criminal acts. The foregoing rights of indemnification shall be in addition to such other rights of indemnification as an Indemnified Party may have as a director of the Company.

    7. Amendment and Termination of the Plan. If not sooner terminated, the Plan shall terminate automatically on the date that is ten (10) years following the effective date of the Plan (as specified in Section 11 hereof). No options may be granted hereunder after the termination of the Plan. The Board may, from time to time, with respect to any shares at the time not subject to options, suspend or discontinue the Plan or amend it in any respect whatsoever; provided, however, that without the approval of the holders of a majority of the outstanding shares of voting stock of all classes of the Company, no such amendment shall (i) change the number of shares of Stock subject to the Plan (other than as provided in Section 5(h)), (ii) change the designation of the class of employees eligible to receive options, or (iii) decrease the price at which options may be granted, and provided further, that the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Texas shall be required to approve any amendment to the Plan which would, as determined for purposes of Rule 16b-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934 (or any successor provision at the time in effect), (x) materially increase the benefits accruing to participants under the Plan, (y) materially increase the number of shares of Stock which may be issued under the Plan, or
(z) materially modify the requirements as to eligibility for participation in the Plan. The Board may, with respect to any shares at the time not subject to options, terminate the Plan. No termination or amendment of the Plan shall adversely affect the rights of an optionee under an option, except with the consent of such optionee.

    8. No Obligation to Exercise Option. The granting of an option shall impose no obligation upon the optionee to exercise such option.

    9. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to options will be used for general corporate purposes.

    10. Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal statute.

    11. Date Plan is Effective. The Plan shall become effective, as of the date of its adoption by the Board, when it has been duly approved by holders of at least a majority of the shares of common stock present or represented and entitled to vote at a meeting of the shareholders of the Company duly held in accordance with applicable law within twelve months after the date of adoption of the Plan by the Board. If the Plan is not so approved, the Plan shall terminate and any option granted hereunder shall be null and void.

P                            INTERVOICE, INC.
R
O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y

The undersigned hereby appoints Michael W. Barker and Daniel D. Hammond, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share ("Common Stock"), of INTERVOICE, INC. (the "Company"), standing in the name of the undersigned at the close of business on June 7, 1996, at the annual meeting of shareholders to be held on July 25, 1996, at Dallas, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated June 25, 1996, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.




1.  Election of Directors, Nominees:   2. Proposal to amend the           3.  Transact such other business as
    Daniel D. Hammond                     Company's 1990 Incentive            may properly come before the
    Michael W. Barker                     Stock Option Plan to increase       meeting or any adjournment
    Joseph J. Pietropaolo                 from 3,800,000 to 4,550,000         thereof.
    George C. Platt                       the aggregate number of
    and Grant A. Dove                     shares of Common Stock
                                          authorized for issuance under
                                          the plan.


This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED ABOVE, APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1990 INCENTIVE STOCK OPTION PLAN AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.
                 (Continued and to be signed on reverse side)

[X] Please mark your votes as in this example



                                          WITHHOLD
                                 FOR     AUTHORITY
1. ELECTION OF                   [ ]        [ ]
   DIRECTORS:
   See Reverse Side.

For, except vote withheld from the following nominee(s):

- - --------------------------------------------------------

      SHARES IN YOUR NAME




                                                 FOR     AGAINST    ABSTAIN
2. Adoption of the proposal to amend the         [ ]       [ ]        [ ]
   Company's 1990 Incentive Stock Option
   Plan.

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

   The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.


SIGNATURE                                            DATE             , 1996
         -------------------------------------------     -------------

SIGNATURE IF HELD JOINTLY                            DATE             , 1996
                         ---------------------------     -------------

NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.


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 SEE REVERSE
   SIDE
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